EXHIBIT 23.C

To the Board of Directors of
Evans Environmental Corporation
Miami, Florida 33131

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 21, 1996, except for Note H as for which the date was July 9, 1996 on our audit of American Remedial Technologies, Inc., as of March 31, 1996, and for the years ended March 31, 1996 and 1995, appearing in item 6 Exhibit (a) on Form 10QSB, as amended, the quarter ended June 30, 1996 of Evans Environmental Corporation filed on August 19, 1996 with the Securities and Exchange Commission. However, from the date of our consent through the current date, our firm is not independent.




/S/ LOPEZ LEVI & ASSOCIATES, P.A.
-------------------------------------
Lopez Levi & Associates, P.A.
Consent date:  June 21, 1996, except for Note H
as of which the date was July 9, 1996.